Exhibit 99.1
Petrohawk Energy Corporation Prices Senior Notes Offering
HOUSTON, Texas, May 9, 2008 — Petrohawk Energy Corporation (NYSE: HK) (“Petrohawk” or the “Company”) today announced that it has priced its private placement offering to eligible purchasers of an aggregate principal amount of $500 million of 7 7/8% senior notes due 2015 at an offering price equal to face value. The offering is expected to settle and close on May 13, 2008, subject to customary closing conditions.
Net proceeds from the offering and from the Company’s concurrent common stock offering will be used to pay down a portion of the outstanding borrowings on Petrohawk’s senior revolving credit facility, which, together with cash provided by the concurrent common stock offering, will provide additional financial flexibility to fund its 2008 capital budget and acquisitions.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Petrohawk Energy Corporation is an independent oil and natural gas company engaged in the acquisition, development, production and exploration of oil and natural gas properties located onshore in the United States. Petrohawk’s properties are primarily located in the Mid-Continent region, including North Louisiana, the Fayetteville Shale in the Arkoma basin of Arkansas and in the Western region, including the Permian Basin of West Texas and southeastern New Mexico.
Additional Information for Investors
This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s registration statement and other filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.